Exhibit 10.1
Agreement between Hudson City Bancorp, Inc. and John M. Tassillo, Executive Vice-President and
Treasurer
June 5, 2007
Mr. Ronald E. Hermance, Jr.
Chairman and Chief Executive Officer
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey
Dear Ron:
     This letter (the “Letter Agreement”) will confirm the discussions that we have had concerning the beginning of transition in my status as an executive officer of Hudson City Savings Bank (the “Bank”) and Hudson City Bancorp, Inc. (the “Company”) in contemplation of my eventual retirement.
     1. Resignation as Executive Officer. I hereby resign from my position as Executive Vice President and Treasurer of the Bank and the Company, and from all other positions which I hold as an officer of the Bank or the Company, effective at the close of business on June 8, 2007 (the “Effective Date”). From and after the Effective Date, I will not have or exercise any of the power, authority or discretion conferred on an officer of the Company or the Bank, including but not limited to the power to sign documents and instruments or make policy decisions and the authority to direct the activities of other personnel of the Bank or the Company.
     2. Transition Services. Following the Effective Time, I will continue as a non-officer employee of the Company and the Bank. Effective beginning on the day after the Effective Date, I will serve in the position of Senior Advisor to the Chief Executive Officer and will report to the Chief Executive Officer. In this capacity, I will assist in an orderly transition to my successors of my duties as Executive Vice President and Treasurer and will advise senior management on strategic and operational matters concerning the Bank and the Company and their respective businesses as the Chief Executive Officer or his designees may request.
     3. Effect on Employment Agreement. Section 3(a) the Employment Agreement between me and the Bank made and entered into on June 7, 2005 (the “Bank Agreement”) and section 3(a) of the Employment Agreement between me and the Company made and entered into on June 7, 2005 (the “Company Agreement”) are each hereby amended, effective as of the Effective Date, to substitute the title “Senior Advisor to the Chief Executive Officer” for the title “Executive Vice President and Treasurer” therein. We agree that such amendments and the change in duties and responsibilities resulting from the change in my title and position shall not constitute a breach of the Bank Agreement by the Bank or the Company Agreement by the Company or otherwise constitute grounds for me to resign with good reason pursuant to section 13 of the Bank Agreement or the Company Agreement. We further agree that the Employment Period provided under the Bank Agreement and the Company Agreement shall not be extended beyond their current expiration dates, with the effect that Employment Period under the Bank Agreement will expire on June 7, 2009 and the Employment Period under the Company Agreement will expire on the day before third anniversary of the Effective Date (as defined herein). With the exception of the amendments set forth in this letter, the Bank Agreement and the Company Agreement (including, but not limited to, those provisions relating to directors’ and officers’ insurance coverage, indemnification rights and attorney fee reimbursement and the survival of such items following the expiration of the applicable Employment Period) remain in full force and effect notwithstanding the change in my status from that of executive officer to that of a non-officer employee. We agree that this Letter Agreement constitutes the written instrument required to amend the Bank Agreement and the Company Agreement and the written notice required to discontinue automatic extensions of the Employment Period under the Company Agreement.
     If this Letter Agreement accurately reflects our discussions, kindly so indicate by countersigning in the space provided below.

Very truly yours,

/s/ John M. Tassillo

John M. Tassillo
Accepted and Agreed to:

Hudson City Savings Bank

By:	/s/ Ronald E. Hermance, Jr. Ronald E. Hermance, Jr.
Chairman, President & Chief Executive Officer

Hudson City Bancorp, Inc.

By:	/s/ Ronald E. Hermance, Jr. Ronald E. Hermance, Jr.
Chairman, President & Chief Executive Officer